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                 October 14, 2022

       Jacques Stern
       Chief Executive Officer
       Global Blue Group Holding AG
       Z  richstrasse 38, 8306
       Br  ttisellen, Switzerland

                                                        Re: Global Blue Group
Holding AG
                                                            Registration
Statement on Form F-3
                                                            Filed October 13,
2022
                                                            File No. 333-267850

       Dear Jacques Stern:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Hui Lin, Esq.